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                                                                    Exhibit 1.2



March __, 1997

Central Tractor Farm & Country, Inc.
3915 Delaware Avenue
Des Moines, Iowa 50316

NationsBanc Capital Markets, Inc.
NationsBank Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255

     Re: Central Tractor Farm & Country, Inc.
         Offering of $100,000,000 __% Senior Notes
         Due 2007 (Registration Statement on
         Form S-1, File No. 333-19613)

Ladies and Gentlemen:

     We understand that Central Tractor Farm & Country, Inc. (the "Company") intends to register and publicly offer for sale the above-referenced securities (the "Securities") in an offering (the "Offering") to be underwritten solely by NationsBanc Capital Markets, Inc. ("NCMI"). NCMI and the Company have advised us that the participation by NCMI in the Offering will require the participation of a "qualified independent underwriter" as defined in Rule 2720(b)(15) of the Conduct Rules (the "Conduct Rules") of the National Association of Securities Dealers, Inc. (the "NASD"). This letter agreement (the "Agreement") describes the terms on which we are being retained to serve and upon which we agree to act as such a "qualified independent underwriter" in connection with the Offering.

     As used herein, the term "Registration Statement" means the above-referenced Registration Statement on Form S-1, including the related prospectus, as amended, or deemed to be amended pursuant to Rule 430A under the Securities Act of 1933, as amended (the "Act"), and the term "Prospectus" means the prospectus included in the Registration Statement and any prospectus or prospectus supplement filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) of the Act.

     1.   Satisfaction of Requirements.   We represent that, as appropriate, we
satisfy or will satisfy the requirements of clauses (A) through (F) of Rule 2720(b)(15) of the Conduct Rules at the times designated therein. We have participated and will continue to participate


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in the preparation of the Registration Statement (including the Prospectus) and in conferences and discussions with members of the management of, and counsel to and independent public accountants for, the Company and NCMI and we confirm that we have exercised and will continue to exercise the usual standards of due diligence in respect thereof. We will also update our due diligence as required by our activities as qualified independent underwriter in connection with supplements or amendments to the Prospectus or the Registration Statement.

     Subject to the terms and conditions of this Agreement, we hereby agree, in accordance with clause (G) of Rule 2720(b)(15) of the Conduct Rules, in acting as a qualified independent underwriter, to undertake the legal responsibilities and liabilities of an underwriter under the Act, specifically including those inherent in Section 11 thereof. It is specifically understood, however, that we will bear such legal responsibilities and liabilities only to the extent, if any, that a court of competent jurisdiction rules in a judgment that has become final, and not subject to further appeal, that we, in our capacity as a "qualified independent underwriter," bear the legal responsibilities of an "underwriter" under the Act. We understand that views expressed by the NASD and the Commission indicate that, in acting as a "qualified independent underwriter," we may be deemed to be an "underwriter" within the meaning of the Act. These are, however, questions of statutory interpretation regarding the underwriting status of a "qualified independent underwriter" that have not yet been judicially determined in all jurisdictions.

     2.   Pricing Opinion.   In connection with the Offering, we will deliver to
NCMI the pricing opinion required by Rule 2710(c)(8) of the Conduct Rules. Such opinion will be delivered immediately prior to the signing of the Underwriting Agreement (as hereinafter defined). The pricing opinion will be in substantially the form of Appendix I attached hereto.

     3.   Consent.   All references to us in the Registration Statement or the
Prospectus or in any other filing, report, document, release or other communication prepared, issued or transmitted in conjunction with the Offering by the Company or NCMI shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld. Each of the Company and NCMI will cause any corporation controlling, controlled by or under common control with it, and any representative or agent of the Company or NCMI, as the case may be, or of any such corporation, who or which prepares, issues or transmits


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any filing, report, document, release or other communication in connection with the Offering which refers to us, to obtain our prior consent with respect to the form and substance thereof, which consent shall not be unreasonably with held. Notwithstanding the foregoing, counsel to the Company or the Underwriters may, without our prior consent, refer to us in any correspondence with the NASD or the Commission which relates to the transactions contemplated by this Agreement.

     4.   Underwriting Agreement.   The Company hereby agrees that it will,
prior to or concurrently with the sale of any of the Securities, duly execute and deliver to us an Underwriting Agreement substantially in the form of Exhibit
1.1 to the Registration Statement, as amended to date. Such Underwriting Agreement, in the form executed and delivered by the Company, is herein referred to as the "Underwriting Agreement".

     5.   Availability of Information.   The Company hereby agrees to provide
us, prior to the closing of the sale of the Securities and at the Company's expense, with such information and documentation with respect to its business, financial condition and other matters as we may reasonably request in connection with the performance of our services hereunder, including without limitation copies of all correspondence with the Commission or the NASD in the possession of the Company.

     6.   Fees and Expenses.   As compensation for the services to be rendered
by us under this Agreement, the Company agrees to pay us $100,000 at the closing of the sale of the Securities by the Company to NCMI (but only if such closing occurs). In addition, whether or not the purchase and sale of the Securities by NCMI is consummated, the Company agrees to promptly reimburse us for all of our out-of-pocket expenses (including reasonable fees and disbursement of our counsel) reasonably incurred by us in connection with this Agreement and the services contemplated hereby.

     7.   Representations and Warranties of the Company.   The Company agrees
that all of its representations and warranties contained in the Underwriting Agreement shall be deemed to be incorporated by reference herein and made to us hereunder as of the times such representations and warranties are made in accordance with the terms of the Underwriting Agreement.

     8.   Covenants of the Company.   The Company agrees that all of the
covenants and other agreements contained in the Underwriting Agreement shall be deemed to be incorporated by reference herein and made


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for our benefit hereunder. Prior to the closing of the sale of the Securities, the Company will make its auditors, counsel, officers and directors reasonably available to us to discuss with us any aspect of the Company that we may deem relevant. In addition, the Company will promptly advise us of all telephone conversations with the NASD and the Commission known to the Company that relate to or may affect the sale of the Securities.

     9.   Indemnification and Contribution.   The Company hereby agrees to
indemnify and hold harmless Piper Jaffray Inc., and its directors, officers, employees, representatives or agents and each person, if any, who controls Piper Jaffray Inc. within the meaning of Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the rules and regulations thereunder (individually, a "PJI Indemnified Party" or collectively, the "PJI Indemnified Parties") from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any PJI Indemnified Party may become subject, under the Act or otherwise (including in settlement of any litigation if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon (i) our activities under this Agreement, or (ii) the breach of any representation, warranty or covenant of the Company set forth in this Agreement, or (iii) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or in any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities and expenses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to us furnished in writing to the Company by us expressly for use therein; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction, not subject to further appeal, to have resulted from Piper Jaffray Inc.'s willful misconduct or gross negligence.

     In addition to its other obligations under this Section 9, the Company agrees that, as an interim measure during the pendency of any claim, action, investigation, inquiry or other proceeding regarding matters described in the first paragraph of this Section 9, the Company will reimburse each PJI Indemnified Party on a monthly basis for all



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reasonable legal fees or other expenses, incurred in connection with investigating or defending any such claim, action, investigation, inquiry or other proceeding, notwithstanding the absence of a judicial determination as to the propriety and enforceability of the Company's obligation to reimburse such PJI Indemnified Party for such expenses and possibility that such payments might later be held to have been improper by a court of competent jurisdiction. To the extent that any such interim reimbursement payment is so held to have been improper, each PJI Indemnified Party that received such payment shall promptly return it to the party or parties that made such payment, together with interest, compounded daily, determined on the basis of the prime rate (or other commercial lending rate for borrowers of the highest credit standing) announced from time to time by Norwest Bank Minnesota National Association (the "Prime Rate"). Any such interim reimbursement payments which are not made to a PJI Indemnified Party within 30 days of a request for reimbursement shall bear interest at the Prime Rate from the date of such request.

     Promptly after receipt by a PJI Indemnified Party of notice of the commencement of any action, such PJI Indemnified Party shall, if a claim in respect thereof is to be made against the Company hereunder, notify the Company in writing of the commencement thereof; but the omission so to notify the Company shall not relieve the Company from any liability that it may have to any PJI Indemnified Party. In case any such action shall be brought against any PJI Indemnified Party, and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such PJI Indemnified Party, and after notice from the Company to such PJI Indemnified Party of the PJI Indemnifying Party's election so to assume the defense thereof, the Company shall not be liable to such PJI Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if, in the reasonable judgment of the PJI Indemnified Parties, it is advisable for the PJI Indemnified Parties to be represented as a group by separate counsel, the PJI Indemnified Parties shall have the right to employ a single counsel to represent the PJI Indemnified Parties who may be subject to liability arising from any claim in respect of which indemnity may be sought by the PJI Indemnified Parties hereunder, in which event the reasonable fees and expenses of such separate counsel shall be borne by the Company and reimbursed to the PJI Indemnified Parties as incurred (in accordance with the provisions of the second paragraph in this Section 9 above). The Company shall not be



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obligated under any settlement agreement relating to any action under this
Section 9 to which it has not agreed in writing.

     If the indemnification provided for in this Section 9 is unavailable or insufficient to hold harmless a PJI Indemnified Party hereunder, then the Company shall contribute to the amount paid or payable by any such PJI Indemnified Party as a result of such losses, claims, damages, liabilities and expenses in such proportion so that the PJI Indemnified Parties in the aggregate are responsible for that portion represented by the percentage that Piper Jaffray Inc.'s fee under this Agreement bears to the total of the proposed maximum aggregate offering price for all the Securities set forth on the cover of the Registration Statement, and the Company shall be responsible for the balance. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then the Company shall contribute to such amount paid or payable by the PJI Indemnified Parties in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and the PJI Indemnified Parties on the other in connection with the matters that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative faults in connection with any such matters or any other matters shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such matter or other matters. The Company and we agree that it would not be just and equitable if contributions pursuant to this Section 9 were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this paragraph. In no case shall the PJI Indemnified Parties be required to contribute in the aggregate an amount exceeding the fees received by Piper Jaffray Inc. pursuant to this Agreement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act shall be entitled to contribution form any person who was not guilty of such fraudulent misrepresentation.

     The obligations of the Company under this Section 9 shall be in addition to any liability which the Company may otherwise have.

     10.   Required Documentation.   The Company and, with respect to the legal
opinion of Latham & Watkins referred to in clause (ii) in this Section 10, NCMI covenant with us that:

     (i) the "comfort letters" of Ernst & Young LLP to be delivered to


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NCMI pursuant to Section 7(k) of the Underwriting Agreement shall also be addressed and delivered to us;

(ii) the legal opinions of Sullivan & Worcester LLP and Latham & Watkins to be delivered to NCMI pursuant to Sections 7(i) and 7(j) of the Underwriting Agreement, respectively, shall also be addressed to us; and

(iii) copies of all certificates, opinions, letters and reports to be delivered to NCMI by or on behalf of the Company pursuant to the Underwriting Agreement shall be delivered to us by the Company and each person issuing any such certificate, opinion, letter or report shall be directed by the Company to authorize us to rely thereon to the same extent as if addressed directly to us.

     11.   Survival of Representations, Warranties, Indemnification and
Contribution.   The foregoing representations and warranties, and
indemnification and contribution provisions, shall remain in full force and effect regardless of any investigations made by or for us and shall survive delivery of or payment for the Securities. Our successors and assigns shall be entitled to the benefits of the indemnification and contribution provisions, and the same shall be binding upon the successors and assigns of the Company.

     12.   Authorization.   Each of the parties hereto represents and warrants
to the others that this Agreement has been duly authorized, executed and delivered by such party and constitutes its valid and binding obligation.

     13.   Governing Law.   This Agreement shall be governed by and construed in
accordance with the laws of the State of Minnesota (without regard to conflicts of laws principles).

     14.   Counterparts.   This Agreement may be signed in two or more
counterparts, which together shall constitute one and the same instrument.



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_____________________________

     Please confirm your agreement hereto by signing and returning the attached copy of this letter. Upon receipt thereof, this letter and said signed duplicate copy will evidence the agreement between you and us.

        Very truly yours,

        PIPER JAFFRAY INC.


        By:
           Name:
           Title:

Confirmed and accepted on the date
first above written:

CENTRAL TRACTOR FARM &
  COUNTRY, INC.


By:
   Name:
   Title:


NATIONSBANC CAPITAL MARKETS, INC.


By:
   Name:
   Title:


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APPENDIX I TO QIU
ENGAGEMENT LETTER



         , 1997


Central Tractor Farm & Country, Inc.
3915 Delaware Avenue
Des Moines, Iowa  50316

NationsBanc Capital Markets, Inc.
767 5th Avenue
New York, New York  10153

     Re: Central Tractor Farm & Country, Inc.
         Offering of $100,000,000 Senior Notes Due 2007

Ladies and Gentlemen:

     Reference is made to the Conduct Rules (the "Conduct Rules") of the National Association of Securities Dealers, Inc. and specifically to Rules 2710(c)(8) and 2720 therein, and to the proposed issuance by Central Tractor Farm & Country, Inc. of Senior Notes Due 2007 in the aggregate principal amount of $100,000,000 (the "Notes"). We hereby confirm that we are acting as a "qualified independent underwriter" within the meaning of Rule 2720 of the Conduct Rules.

     In accordance with the requirement of Conduct Rules 2710(c)(8) and 2720(c)(3), we recommend to you that the yield at which the Notes are to be distributed to the public, expressed as an annual percentage rate of interest on the face value of the Notes (accruing after the date of issuance of the Notes and payable in cash semiannually, commencing ______________, 1997), should not be lower than ___%.

     In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed the information set forth in the prospectus (the "Prospectus") relating to the Common Stock, as included in the Registration Statement on Form S-1 originally filed with the Securities and Exchange Commission and any amendments thereto (collectively, the "Registration Statement"). We have

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also participated in the preparation of the Registration Statement and
Prospectus and have performed due diligence with respect to the information contained therein. In the course of our valuation for purposes of arriving at our recommendation with respect to the minimum yield on the Notes, we conducted a review of the Company and made inquiries of its management, counsel and independent public accountants. Among the factors also considered by us in arriving at our opinion were the industry in which the Company competes, estimates of the business potential of the Company, an assessment of the Company's management, the general condition of the securities market, and the demand for similar securities of companies believed by us to be comparable to the Company.

     Our opinion is based on economic, market, financial and other conditions as they exist at the date hereof and can be evaluated by us and on the conditions and circumstances of the Company as described in the Registration Statement. Changes in the condition and circumstances of the Company from that described in the Registration Statement and events occurring after the date hereof could materially affect the opinion stated in this letter. We shall not be obligated or required hereafter to reaffirm or revise these recommendations or otherwise to comment on any events occurring after the date hereof or any changes in the condition or circumstances of the Company from those described.

                                   PIPER JAFFRAY INC.


                                   By:

                                       Managing Director





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